July 13, 2007

U.S. Securities and Exchange Commission

Division of Corporation Finance

450 Fifth St. N.W.

Washington  DC  20549

Re: Geopulse Exploration Inc. - Form SB-2 Registration Statement

Dear Sirs:

As an independent registered public accounting firm, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A Registration Statement, dated July 13, 2007, of the following:

▪

Our Report to the Stockholders and Board of Directors of Geopluse Exploration Inc. dated March 23, 2007 on the financial statements of the Company as at January 31, 2007 and 2006 and the statements of operations, stockholders’ equity and cash flows for the years ended January 31, 2007 and 2006, the period from August 13, 2004 (inception) to January 31, 2007.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP

Chartered Accountants

Vancouver, Canada